Exhibit 10.3.2

Promissory Note

Dated:  September 1, 1999

Opus360 Corporation (the “Company”) has loaned to Ari Horowitz (the “Employee”) the sum of Twenty Thousand Dollars ($20,000).  The Employee promises to pay to the Company the sum of Twenty Thousand Dollars ($20,000), on demand, with interest at the rate of seven percent (7%) per annum, compounded annually, accruing on the unpaid balance from the date hereof to the date of payment.

In any action to collect any payment due under this Promissory Note, the Company shall be entitled to recover all of its expenses incurred in connection with such action, including, without limitation, reasonable attorney’s fees and court costs.

Witness my hand and seal as of this 1st day of September 1999.

The Employee:
Ari Horowitz